UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 25, 2005

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

63 Lincoln Highway
Malvern, PA		19355-2143

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Matters

Vishay Intertechnology, Inc. today announced that the Internal Revenue Service has completed an examination of Vishay’s U.S. income tax returns for the tax years 2000 through 2002, and related carryback years.  As a result of this examination, Vishay will pay less than $2 million related to additional tax assessments and interest, for which the Company had previously recorded accruals in its consolidated financial statements.  Concurrent with the completion of this examination, Vishay began the process to repatriate approximately $135 million of cash which previously was expected to be reinvested outside of the United States indefinitely.  The net impact of these transactions is not expected to be material to income tax expense for the third fiscal quarter, which ends October 1, 2005.

At July 2, 2005, the end of the most recently completed fiscal quarter, Vishay had $577 million of cash and cash equivalents, of which, approximately $555 million was held by its wholly-owned subsidiaries outside of the United States.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2005

VISHAY INTERTECHNOLOGY, INC.

	By:	/s/ Richard N. Grubb

	Name:	Richard N. Grubb
	Title:	Executive Vice President and Chief Financial Officer